Exhibit 99.13(f)(i)

AMENDED AND RESTATED EXHIBIT A*

DATED SEPTEMBER 11, 2024

to the Amended and Restated Expense Limitation Agreement effective as of
June 11, 2008, as most recently amended effective September 11, 2024 between

ABRDN FUNDS and

ABRDN INC.

Name of Fund/Class	Expense Limitation
abrdn China A Share Equity Fund	0.99%
abrdn Emerging Markets ex-China Fund	0.99%
abrdn U.S. Small Cap Equity Fund	0.99%
abrdn Intermediate Municipal Income Fund	0.50%
abrdn Infrastructure Debt Fund	0.65%
abrdn International Small Cap Fund	0.99%
abrdn Emerging Markets Fund	1.10%
abrdn U.S. Sustainable Leaders Fund	0.90%
abrdn Focused U.S. Small Cap Equity Fund	0.90%
abrdn Focused U.S. Small Cap Active ETF	0.65%**
abrdn Emerging Markets Dividend Active ETF	0.70%**

* Unless otherwise noted, this contract may not be terminated before February 28, 2025 with respect to any one or more Funds without the approval of the Independent Trustees.

** This contract may not be terminated before February 28, 2027 with respect to the abrdn Focused U.S. Small Cap Active ETF and abrdn Emerging Markets Dividend Active ETF without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of September 11, 2024.

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President